(Letterhead of Leonard W. Burningham, Esq.)


March 27, 2002



Diversified Resources Group, Inc.
355 Interstate Blvd.
Sarasota, Florida 34240


Re: Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement on Form S-8 to be filed by Diversified Resources Group, Inc., a Utah corporation


Board of Directors:

          As counsel for Diverisifed Resources Group, Inc., a Utah corporation (the "Company"), and in connection with the issuance of 23,080,808 shares of the Company's $0.005 par value common stock pursuant to a Long Term Employee Stock Incentive Plan (respectively, the "Securities" the "Stock Incentive Plan"), I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

          As you are aware, no services to be performed and billed to you which are in any way related to a "capital raising" transaction may be paid by the issuance of Securities pursuant to the Stock Incentive Plan.

          You are also aware that I do not own any shares of the Company's common stock; and that I have no interest in any of the Securities covered hereby.

          In connection with rendering my opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents, to-wit:

          1.   Articles of Incorporation and all amendments thereto;

          2.   Bylaws;

          3. 10-KSB Annual Report for the year ended December 31, 2000, and filed with the Commission on or about October 10, 2001;

          4.   10-QSB Quarterly Reports for the past twelve months;

          5.   A copy of the Stock Incentive Plan;

          6. The Unanimous Consent of the Board of Directors adopting the Stock Incentive Plan, designating the name of the Stock Incentive Plan and the name, address and telephone number of the Stock Incentive Plan's Agent;

          7. The responses of the persons who are going to receive the Securities to be registered respecting the types of services rendered and their acknowledgment of certain information about the types of services that can be rendered for securities that are issued and registered on Form S-8.

          I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

          Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that the recipients of these Securities under the Stock Incentive Plan will have paid the consideration required under the terms of the Stock Incentive Plan prior to the issuance of the Securities, and that none of the services performed by the recipients shall be related to "capital raising" transactions.

          I have also been advised that the Company will provide the individual participants in the Stock Incentive Plan with a copy of the documents enumerated in paragraphs 3 through 5, inclusive, above.

          Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth in the Stock Incentive Plan, the Securities to be issued pursuant to the Stock Incentive Plan will, upon their issuance and delivery to the recipients thereof, after receipt of full payment therefor, be deemed duly and validly authorized, legally issued and fully paid and non-assessable under the Utah Revised Statues.

          This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the Securities to be issued.

          Further, this opinion is limited to the corporate laws of the State of Utah and the securities laws, rules and regulations of the United States, and I express no opinion with respect to the laws of any other jurisdiction.

          I consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.

          This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.

                              Yours very sincerely,

                              /s/ Leonard W. Burningham

                              Leonard W. Burningham